Exhibit 10.38

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 1, 2021, (the “Effective Date”), is entered into between Global Crossing Airlines, Inc., a Florida corporation (the “Company”), and Mark Salvador (“Executive”).

RECITALS

A.    The Company presently employs Executive, and Executive desires to continue such employment, on the terms and conditions set forth in this Agreement.

B.    In addition to the capitalized terms defined elsewhere in this Agreement, capitalized terms used herein are used herein as defined in Section 13 hereof.

AGREEMENTS

In consideration of the mutual covenants of the parties hereto as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.    Employment. The Company presently employs Executive, and Executive hereby agrees to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the “Effective Date” listed at the top of this Agreement and ending as provided in Section 3 hereof (the “Employment Period”).

2.    Position and Duties.

(a)    Position. During the Employment Period, Executive shall serve as Chief Marketing Officer of the Company and, in such capacity, shall have the duties, responsibilities and authority that are normally associated with such office, subject to the direction and supervision of the Board.

(b)    Duties. Executive shall report to Edward Wegel, Chairman/Chief Executive Officer of the Company, and shall devote all of his business time and attention (except for permitted vacation periods and periods of illness or incapacity) and his best efforts to the business and affairs of the Company. Executive shall comply with all policies and procedures of the Company applicable to Executive. Executive will not enter into an employment or similar engagement with any other Person.

3.    Term; Termination.

(a)    The initial term of the Employment Period shall commence as of the Effective Date and, subject to Section 3(b), continue for an initial term of three (3) years (the “Initial Term Date”). Commencing on the Initial Term Date and on each anniversary thereafter (each, a “Subsequent Anniversary Date”), the Employment Period shall be automatically extended for successive one-year terms unless the Company or Executive elects not to extend the Employment Period in a written notice delivered to the other at least sixty (60) days preceding the Initial Term Date or such Subsequent Anniversary Date, as applicable (the “Expiration Notice”).

(b)    The Employment Period (i) shall terminate automatically upon Executive’s death, (ii) shall terminate automatically upon the Executive’s Disability, (iii) may be terminated by the Company at any time for Cause or without Cause by giving Executive written notice of such termination, and (iv) may be terminated by Executive for Good Reason. Notwithstanding anything herein to the contrary, in no event shall delivery of an Expiration Notice be deemed a termination without Cause or for Cause. The date that the Executive’s employment with the Company is terminated under this Agreement for any reason (including on or upon the expiration of the Employment Period) is referred to herein as the “Termination Date.”

4.    Base Salary; Bonus Amounts and Benefits.

(a)    Base Salary. During the year one (1) of this Agreement, Executive’s base salary shall be $175,000.00 per year (the “Base Salary”). The Base Salary shall be reviewed annually by the Board and shall be increased in the Board’s discretion; provided, however, that the Base Salary shall increase no less than five percent (5%) annually. The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices which the Company may change in its sole discretion.

(b)    Performance Bonus. In addition to the Base Salary, during the Employment Period, Executive shall be eligible for an annual incentive bonus payment of up to 100% of Executive’s Base Salary (a “Performance Bonus”), as determined by the Board prior to the beginning of each calendar year. In order to be eligible for any Performance Bonus for any fiscal year, Executive must be employed by the Company through the last date of the applicable fiscal year. If Executive’s employment terminates (other than termination for Cause or Resignation by Executive without Good Reason) prior to the last date of the applicable fiscal year, and in the Board’s discretion performance bonuses will be paid and Executive has met his performance criteria, said Performance Bonus may be paid on a prorated basis for the period Executive was employed through his last date of employment. Each Performance Bonus, if earned in accordance with this Section 4(b), shall be paid by the Company when bonus amounts are paid to the other employees of the Company (but no later than March 1st of the following year).

(c)    Equity. The Executive shall be entitled to receive equity interests in the Company under the terms and conditions set forth in the Global Crossing Airlines Group Inc.’s 2020 Stock Option Plan, together with any amendments thereto (the “Stock Plan”) and Executive’s Incentive Stock Option Agreement (the “Award Agreement”). If Executive’s employment is terminated without Cause or for Good Reason, Executive shall be entitled to receive the next scheduled installment of equity interests for which Executive is eligible under the Award Agreement, and all such unvested equity in his possession shall vest upon said termination without Cause.

(d)    Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable travel and other out-of-pocket expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement. Executive shall comply with such reasonable limitations and reporting requirements with respect to expenses as may be established by the Company from time to time.

(e)    Vacation; Paid Time Off. The Executive shall receive no less than (3) weeks’ vacation and/or paid time off on an annual basis in accordance with the Company’s policies, as in effect from time to time and subject to change.

(f)    Benefits. Executive shall be entitled to participate in any and all of the Company’s employee benefit programs for which executives of the Company or employees of the Company of comparable level to Executive are generally eligible. Executive recognizes that the Company reserves the right to change its benefits from time to time and the Company’s right to make such changes shall not be restricted by, or violative of, this Agreement.

5.    Severance.

(a)    Termination without Cause, Resignation for Good Reason, or Change in Control. If the Employment Period is terminated by the Company without Cause, by Executive for Good Reason, or as a result in a Change in Control (as defined below) then Executive shall be entitled to receive, an aggregate amount equal to twelve (12) months (“Severance Period”) of Executive’s Base Salary as in effect immediately prior to the Termination Date as well as any unused and accrued Paid Time Off to be paid in installments in accordance with the Company’s customary payroll practices (“Severance”). Except as set forth in Section 5(d), the Company’s obligation to make any other payments or provide any other benefits under this Agreement shall cease as of the Termination Date. Executive shall forfeit the compensation and other benefits otherwise payable to Executive pursuant to this Section 5(a) and Section 5(d) unless, prior to the 21st day following the Termination Date, Executive executes and delivers to the Company (and does not revoke or breach) a complete release in favor of the Company and its Affiliates, and their respective officers, directors, managers, partners, equity holders, employees and principals in a form reasonably acceptable to the Company and does not revoke said document. If Executive provides the complete release, the Company will also provide a general release in favor of Executive. If Executive breaches or revokes the release provided above, or breaches the Restrictive Covenants provided for in Sections 6, 7 and 8, then Executive shall promptly repay to the Company all amounts paid to Executive pursuant to this Section 5(a) and Section 5(d) and Company’s obligation to continue to make Severance payments shall cease.

(b)    Death or Disability. In the event of the death or Disability of Executive during the Employment Period, except as set forth in Section 5(d), the Company’s obligation to make any payments or provide any other benefits under this Agreement shall cease as of the date of death or determination of Disability of Executive. Executive shall submit to such medical examinations as may reasonably be requested by the Board in order to determine whether Executive is Disabled.

(c)    Other Termination. If the Employment Period is terminated (i) by the Company for Cause or (ii) by Executive for any reason (other than for Good Reason), Executive shall not be entitled to any Severance and, except as set forth in Section 5(d), all of Executive’s benefits shall cease to be effective immediately as of the Termination Date.

(d)    Other Benefits. Except (i) as specifically provided in this Section 5, (ii) for the payment of earned but unpaid Base Salary through the Termination Date, including any unused but accrued Paid Time Off (i.e., vacation pay), (iii) for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to Section 4(d), and (iv) for the payment of earned but unpaid Performance Bonus for the fiscal year ended immediately prior to the Termination Date (which Performance Bonus shall be paid at the same time as bonuses for all other senior executives of the Company for such fiscal year), the Company’s obligation to make any payments or provide any other benefits hereunder shall terminate automatically as of the Termination Date. All of Executive’s rights to any fringe benefits not addressed hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease as of the Termination Date. Executive shall be able to continue health insurance benefits pursuant to COBRA at Executive’s own expense. Executive’s rights to equity will be as provided in Section 4(c).

6.    Non-Interference; Non-Disparagement.

(a)    By Executive: During the Employment Period and thereafter: (a) Executive shall not, directly or indirectly, disclose, furnish or make available, except in the course of performing Executive’s duties for and on behalf of the Company (if any), any Confidential Information (regardless of how Executive learned of it or who developed it), without the Company’s prior written approval; provided, however that Executive may disclose Confidential Information (i) to Executive’s attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services, (ii) as may be reasonably necessary in connection with Executive’s enforcement of Executive’s rights in connection with this Agreement, and (iii) as may otherwise be required by law or legal, judicial and regulatory process, provided that Executive takes reasonable steps to minimize the extent of any required disclosures described in this clause; (b) Executive shall not, directly or indirectly, make any statement or any other expressions on television, radio, the internet or other media (including via Twitter, Facebook or other social media) or to any Person, including in communications with any employee, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company, which are in any way disparaging of the Company or any of its services; and (c) Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive’s former employers. Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Company.

(b)    By Company: During the Employment Period and thereafter, the Company’s CEO, CFO, COO and Members of the Board of Directors who were in those positions during Executive’s Period and as long as they continue in those positions, shall not directly or indirectly, make any statement or any other expressions on television, radio, the internet or other media (including via Twitter, Facebook or other social media) or to any Person, including in communications with any employee, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company, which are in any way disparaging of Executive.

7.    Non-Solicitation. During the Employment Period and for a period of one (1) year after the Termination Date (the “Restricted Period”), Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of the Company), directly or indirectly, on Executive’s own behalf or for any other Person (a) induce or attempt to induce any clients, licensees, licensors or other business relations of the Company to cease doing business with the Company or reduce its business relationship with the Company; (b) otherwise interfere or take any action that would reasonably be expected to interfere with the relationship between the Company, on the one hand, and any clients, licensees, licensors or other business relations of the Company, on the other hand; provided that (i) any action taken by Executive in his capacity as a client of the Company will not, in and of itself, be deemed to violate this paragraph; provided, however, that nothing herein shall be deemed to constitute a waiver of, or otherwise limit, affect or modify, any rights (whether in contract, at law or in equity) of the Company under any contract, agreement or understanding with Executive or his Affiliates; and (ii) nothing in this Section 7 will be deemed to prohibit Executive or his Affiliates from owning any interest in an Unrestricted Business; or (c) solicit or attempt to solicit any of the Company’s employees to resign from their employment with the Company, or by damaging, impairing or interfering with the relationship between the Company and any of this consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

8.    Non-Competition. During the Restricted Period, Executive shall not, directly or indirectly (whether for compensation or otherwise), whether as an employee, agent, consultant, lender, securityholder, director, manager, partner, member or otherwise, in the Geographic Region, own or hold any interest in, manage, operate, control, consult with, render services for, or in any other manner engage in the Restricted Business or in any other business otherwise competing with the Restricted Business. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding securities of any public company engaged in the Restricted Business, so long as Executive has no active participation in the Restricted Business.

9.    Enforcement. Executive acknowledges that the provisions of Sections 6, 7, and 8 are in consideration of the compensation to be paid to Executive hereunder and additional good and valuable consideration as set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged. Executive expressly agrees and acknowledges that the restrictions contained in Sections 6, 7, and 8 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Sections 6, 7, and 8 outweighs any harm to Executive of their enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information and the goodwill of the business of the Company. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to the subject matter, time period and Geographical area. If, at the time of enforcement of any of Sections 6, 7, and 8, a court or an arbitrator shall hold that the duration, scope or area restrictions stated therein are unreasonable under the circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and he has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. In addition, upon Executive’s breach of this Agreement, he must repay any Severance amount paid and the Company’s obligation to make any further Severance payment ceases. Executive agrees that the restrictions contained in Sections 6, 7, and 8 are reasonable. In the event of any breach by Executive of any of Sections 6, 7, or 8, the running of the period of the applicable restriction shall be automatically tolled and suspended for the duration of such breach and shall automatically recommence when such breach is remedied in order that the Company shall receive the full benefit of Executive’s compliance with each such covenant. The prevailing party in any such enforcement action shall be entitled to their reasonable attorneys’ fees and costs associated with such action.

10.    Work Product. Executive hereby assigns and agrees to assign to the Company all right, title and interest in and to all inventions, developments, methods, processes, designs, analyses, reports and all similar or related information (in each case whether or not patentable), all copyrightable works, all trade secrets, confidential information and know how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by Executive while employed by the Company and (b) either (i) relate to the Company’s actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any of the equipment, supplies, facilities, Confidential Information, assets or resources of the Company (including, but not limited to, any intellectual property rights) (“Work Product”). Executive shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm the Company’s ownership of the Work Product (including, without limitation, executing and delivering assignments, consents, powers of attorney, applications and other instruments). All copyrightable Work Product that Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

11.    Return of Property Upon Termination. Executive shall, immediately upon the Termination Date, return the Company all records of any sort and all Company literature, supplies, letters, written or printed forms, diaries, phone lists, documents containing customer lists, customer information, product information, pricing information, information as to sources of services, Company financial information and memoranda pertaining to the Company’s business. Executive shall also, immediately upon the Termination Date, return to the Company all other Company property in Executive’s possession including automobiles, telephones, and any other Company-issued equipment, as applicable.

12.    Survival. Section 5 (solely with respect to Executive’s rights thereunder prior to termination of the Employment Period) and Sections 6 through 16 shall survive and continue in full force in accordance with their terms notwithstanding any termination or expiration of the Employment Period and any termination of Executive’s employment with the Company.

13.    Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Board” means the Board of Directors of the Company.

“Change in Control” means the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the operating assets of Outstanding Securities of the Company (in one transaction or in a series of related transactions within 90 days) to any Successor; or a merger, consolidation or other form of business combination involving the Company that results in a Successor controlling more than 50% of the combined voting power of the Company’s then Outstanding Securities.

“Confidential Information” means all confidential information of the Company, whether or not reduced to written or recorded form, that is related to the Company and that is not generally known or accessible to members of the public and/or competitors of the Company and not intended for general dissemination, including, without limitation, information about the Company’s operations, processes, procedures, trade secrets, finances, business plans, costs, pricing, sales, customer lists, the needs and demands of customers, and vendor lists. In addition, Executive may develop other information that the Company considers to be Confidential Information. Executive will not, directly or indirectly, disclose, furnish or make available, except in the course of performing Executive’s duties for and on behalf of the Company (if any), any Confidential Information (regardless of how Executive learned of it or who developed it), without the Company’s prior written approval; provided, however that Executive may disclose Confidential Information (i) to Executive’s attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services, (ii) as may be reasonably necessary in connection with Executive’s enforcement of Executive’s rights in connection with this Agreement or the Purchase Agreement, and (iii) as may otherwise be required by law or legal, judicial and regulatory process, provided that Executive takes reasonable steps to minimize the extent of any required disclosures described in this clause.

“Cause” means Executive has:

(a)    been convicted or entered a plea of nolo contendre for (i) a felony or (ii) any crime involving moral turpitude;

(b)    committed any act of embezzlement or fraud involving the Company;

(c)    the failure of Executive to substantially perform his duties hereunder (other than any such failure due to physical or mental illness) or other willful and material breach by Executive of any of his obligations hereunder, after a demand for substantial performance is delivered, and a reasonable opportunity to cure is given (i.e., no less than 20 days), to Executive by the Board, which demand identifies the manner in which the Board believes that Executive has not substantially performed his duties or breached his obligations;

(d)    been continuously or repeatedly absent from the workplace (unless such absences are (i) in compliance with the terms of this Agreement or the Company’s policies (including vacation policies) or (ii) is a result of Executive’s illness or Disability); or

(e)    breached any material provision of this Agreement, which breach, if capable of being cured, is not cured within 20 days following written notice thereof to the Executive.

“Disability or Disabled” means a determination by independent competent medical authority (selected by the Board) in accordance with applicable law that Executive is unable to perform the essential functions of his job with or without an accommodation and such inability has continued, or with a reasonable medical likelihood such inability will continue, for a period in excess of 90 days, in the aggregate, in any 365-day period.

“Geographic Region” means anywhere throughout the United States.

“Good Reason” means:

(a)    a material adverse change or diminution in Executive’s duties, responsibilities, reduction in annual salary or bonus opportunity (except in connection with the termination of the Executive’s employment); a change of more than 50 miles in geographic location from where Executive was required to perform Executive’s primary duties at the time of hire;

(b)    a material breach of this Agreement by the Company; or

(c)    a resignation by Executive, if within 90 days, as a result of the current CEO’s termination or resignation.

Executive may terminate his employment for Good Reason by giving the Board prior written notice of termination for Good Reason within 20 days after the Executive first becomes aware of the event or condition first giving rise to such Good Reason, and such notice shall become effective 20 days after the date of the notice, unless the Company corrects the circumstances that constitute Good Reason within 20 days following the date of the notice, in which case the notice will be of no further effect.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Restricted Business” means the business of providing airline charter services competitive with those provided by the Company, including, but not limited to, ACMI, wet lease, an airline certified as a US 121 supplemental carrier or ad-hoc charter services in the airline industry.

14.    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid), or emailed, to the recipient at the address below indicated:

To the Company:

Global Crossing Airlines, Inc.

4200 NW 36th Street

4th Floor

Miami, FL 33166

Attention: Ed Wegel

To Executive:

Mark A. Salvador

2625 NE 17th Terrace

Wilton Manors, FL 33334

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one business day after sent by reputable overnight courier service or at such time as it is transmitted via email.

15.    Tax Matters.

(a)    Withholding. Executive authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time.

(b)    Intent of Parties. The intent of the parties is that payments and benefits under this Agreement comply with U.S. Internal Revenue Code, as amended (the “Code”) Section 409A, and, accordingly, this Agreement will be interpreted to be in compliance therewith. In no event will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(c)    Specified Executive. Notwithstanding anything to the contrary in this Agreement, this Section 15(c) will apply to the payment of Severance if the Executive is deemed to be a “specified Executive” (within the meaning of Code Section 409A(a)(2)(B)) on his separation from service date. To the extent necessary to comply with Code Section 409A, payment of any Severance that is “deferred compensation” (within the meaning of Code Section 409A) will not be made until the first payroll paydate after the expiration of the six-month period following the Executive’s “separation from service” date. Upon the expiration of the foregoing delay period, all payments delayed pursuant to this Section 15(c) will be paid to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(d)    Separate Payments. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

16.    General Provisions.

(a)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)    Complete Agreement. This Agreement, together with Award Agreement and Stock Plan, embodies the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have been related to the subject matter hereof in any way. Provided, however, that: (i) this Agreement supersedes the Award Agreement and Stock Plan with regard to post-termination equity vesting; and (ii) this Agreement shall not abrogate any other duty or obligation that Executive may have to or in favor of the Company pursuant to common law or other applicable law or to any other contract, agreement or arrangement to which Executive is a party, including, but not limited to, any other non-competition, non-solicitation, confidentiality or similar agreement.

(c)    Counterparts; Electronic Delivery. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by attachment (e.g., PDF) to electronic mail, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version delivered in person. No party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(d)    Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(e)    Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(f)    Assignment. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and assigns; provided, however, that the rights and obligations of Executive under this Agreement shall not be assignable.

(g)    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be construed in accordance with the internal laws, but not the law of conflicts, of the State of Florida. For the purposes of any claim or cause of action in any legal proceeding initiated over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, such claim or cause of action shall be initiated in any federal or state court located in Miami-Dade County, Florida, and the parties further agree that venue for all such matters shall lie exclusively in those courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have, including, without limitation, any claim of forum non conveniens, to venue and any objection to personal jurisdiction or venue in such jurisdiction in the courts located in Miami-Dade County, Florida. The parties agree that a judgment in any such dispute may be enforced in other jurisdictions by proceedings on the judgment or in any other manner provided by law.

(h)    Attorney’s Fees. Should any action or proceeding be commenced to enforce any of the provisions of this Agreement, or in connection with its meaning, the prevailing party in such action shall be awarded, in addition to any other relief it may obtain, its reasonable costs and expenses, and its reasonable attorneys’ fees through all trial and appellate levels up to a cap of $25,000.

(i)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY THE COURT WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GLOBAL CROSSING AIRLINES, INC.

By:	/s/ Edward Wegel
Name: Edward Wegel Title: Chairman and CEO

/s/ Mark A. Salvador
MARK A. SALVADOR